Contact:

Carole Casto

Executive Director - Corporate Communications

(317) 610-2480

carole.casto@cummins.com

October 9, 2012

Cummins lowers 2012 revenue and EBIT guidance. Company also announces necessary actions to respond to global economic slowdown.

COLUMBUS, IND. – Cummins Inc. (NYSE: CMI) today lowered its full year revenue and EBIT guidance for 2012 and also announced actions to respond to the weakening global economy.

The Company lowered its full year revenue outlook for 2012 to approximately $17 billion compared to the Company’s previous guidance of $18 billion.  Earnings Before Interest and Taxes (EBIT) are now expected to be approximately 13.5% for the year, compared to prior guidance of 14.25% to 14.75%.   Based on preliminary results and subject to normal quarterly financial statement closing procedures, third quarter revenues are expected to be approximately $4.1 billion and EBIT is expected to be approximately 12.0%.  The Company does not provide quarterly revenue or earnings guidance.

 “We continued to see weak economic data in a number of regions during the third quarter increasing the level of uncertainty regarding the direction of the global economy.  As a result of the heightened uncertainty, end customers are delaying capital expenditures in a number of markets, lowering demand for our products,” said Tom Linebarger, Chairman and Chief Executive Officer.  “We have lowered our full year revenue forecast for several markets, with the most significant changes in North America heavy duty truck and international power generation markets.  Demand in China has weakened in most end markets and we have also lowered our forecast for global mining revenues.  EBIT margins will also be below our previous guidance primarily due to the sharp reduction in revenues.”

 The Company announced that it is taking actions necessary to respond strategically to the current environment by cutting costs while maintaining investments in key growth programs.  Actions include a number of measures to reduce cost including planned work week reductions, shutdowns at some manufacturing facilities, and some targeted workforce reductions.  The Company expects to reduce its workforce by between 1000 and 1500 people by the end of the year.  The updated EBIT guidance does not include the benefits or costs of these actions.

“Responding quickly and strategically during these challenging economic times will pave the way for Cummins to emerge stronger as a company when markets inevitably rebound’’ continued Linebarger.  “Taking these actions now will allow us meet customer needs, maintain strong financial performance and allow us to capitalize on future growth opportunities.”

Details of third quarter results and the updated full year outlook will be covered during the previously scheduled third quarter earnings conference at 10 a.m. EST on October 30, 2012.  The Company will not be making any further statements about either the third quarter or the full year until the third quarter earnings conference.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins employs approximately 44,000 people worldwide and serves customers in approximately 190 countries and territories through a network of more than 600 company-owned and independent distributor locations and approximately 6,500 dealer locations. Cummins earned $1.85 billion on sales of $18.0 billion in 2011. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future.  These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the second quarter of 2012, as well as the full year.  Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2011 Annual Report on Form 10-K.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information

EBIT is a non-GAAP measure used in this release.  Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.  EBIT is defined and reconciled to what management considers to be the most comparable GAAP measure in a schedule attached to our quarterly earnings release, which for the third quarter will be available on October 30th 2012.